Exhibit 99.1

FOR IMMEDIATE RELEASE

American Finance Trust, Inc. Announces New $415 Million Unsecured Credit Facility
with BMO Harris Bank as Administrative Agent and, Citizens Bank and SunTrust Robinson Humphrey as Joint Lead Arrangers

New York, May 1, 2018 / PRNewswire/ – American Finance Trust, Inc. (“AFIN”), a public non-listed REIT which owns a well-diversified $3.5 billion portfolio of single-tenant office, distribution and retail and multi-tenant retail and lifestyle center properties, announced today that on April 26, 2018 American Finance Operating Partnership, L.P. and AFIN, as borrower and guarantor, respectively, entered into a new $415 million revolving unsecured corporate credit facility (the “Credit Facility”) with BMO Harris Bank N.A, as Administrative Agent, together with Citizens Bank and SunTrust Robinson Humphrey, Inc. as Syndication Agents, Joint Lead Arrangers and Joint Book Runners, and other lenders as participants.

This $415 million Credit Facility replaces AFIN’s previous $325 million facility which was set to mature in May 2018. AFIN believes the Credit Facility demonstrates AFIN’s ability to obtain corporate level unsecured financing on attractive terms through expanded commitments from established relationships across a larger number of facility lender participants.

The new facility affords AFIN additional capacity to finance single-tenant net lease and multi-tenant retail assets. The Credit Facility may be expanded under an “accordion” feature to $915 million subject to obtaining additional lender commitments. Borrowings will be used to finance portfolio acquisitions and for general corporate purposes.

The Credit Facility will mature on April 26, 2020. The maturity date will be automatically extended by two years if AFIN’s shares become publicly traded on a national securities exchange. If AFIN’s shares become publicly traded on a national securities exchange, then AFIN will have a one-time right to extend the maturity date beyond such automatically extended two-year term for an additional term of one year.

Borrowings under the Credit Facility will bear interest at LIBOR plus an applicable margin ranging from 1.60% to 2.20%, depending on the Company’s consolidated leverage ratio.

Please see the Current Report filed on Form 8-K for a summary of the Credit Facility which is subject to, and qualified in its entirety by the terms of the Credit Agreement dated as of April 26, 2018, a copy of which is filed as Exhibit 10.1 to that Form 8-K.

About American Finance Trust

AFIN is a public, non-listed real estate investment trust. As of December 31, 2017 AFIN real estate assets, at cost, comprised $3.5 billion. Its well-diversified portfolio at December 31, 2017 consisted of 540 single-tenant office, distribution and retail and multi-tenant retail and lifestyle center properties with an average weighted remaining lease term of 8.1 years. Its 19.4 million square foot portfolio was 95.2% occupied at that time.

Forward-Looking Statements

The statements in this press release that are not historical facts may be forward-looking statements. These forward looking statements involve substantial risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “would,” or similar expressions indicate a forward-looking statement, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those contemplated by such forward-looking statements, including those set forth in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of AFIN’s most recent Annual Report on Form 10-K and AFIN’s most recent Form 10-Q, as such Risk Factors may be updated from time to time in subsequent reports. Further, forward-looking statements speak only as of the date they are made, and AFIN undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, except as required by law.

Contacts:

Investor Relations

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